Exhibit 10.29

Hotel: Trussville, AL (CY)

PURCHASE CONTRACT

between

Larry G. Blumberg

Watson & Downs Investments, L.L.C.

Robert Hayne Hollis III

Richard Blumberg

Barry Kraselsky

Helen B. Lifland

Elizabeth B. Donroe

Melissa L. Blumberg

Steve Becker

(“INTEREST OWNERS”),

SUNBELT – CTR, L.L.C.

(“COMPANY”)

AND

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.

(“BUYER”)

Dated: September 27, 2006

[CONSTRUCTION]

8.6	Bulk Sales	25
8.7	Indemnification	25
8.8	Limitation of Liability of Interest Owners	28
8.9	Tax Matters	28
8.10	Construction of Hotel	28
8.11	Commencement of Construction; Substantial Completion	28
8.12	(Intentionally Omitted)	29
8.13	Inspections	29
8.14	Punch List	29
8.15	Pre-Opening Program	29
8.16	Construction Warranty	30

ARTICLE IX	CONDITIONS FOR CLOSING	30

9.1	Buyer’s Conditions for Closing	30
9.2	Interest Owner’s Conditions for Closing	31

ARTICLE X	CLOSING AND CONVEYANCE	31

10.1	Closing	31
10.2	Interest Owners’ Deliveries	32
10.3	Buyer’s Deliveries	33
10.4	Tax Matters	33

ARTICLE XI	COSTS	35

11.1	Interest Owner’s Costs	35
11.2	Buyer’s Costs	35

ARTICLE XII	ADJUSTMENTS	35

12.1	Adjustments	35
12.2	Reconciliation and Final Payment	36
12.3	Employees	36

ARTICLE XIII	CASUALTY AND CONDEMNATION	36

13.1	Risk of Loss; Notice	36
13.2	Buyer’s Termination Right	37
13.3	Procedure for Closing	37

ARTICLE XIV	DEFAULT REMEDIES	37

14.1	Buyer Default	37
14.2	Interest Owner/Company Default	37

14.3	Attorney’s Fees	38

ARTICLE XV	NOTICES	38

ARTICLE XVI	MISCELLANEOUS	39

16.1	Performance	39
16.2	Binding Effect; Assignment	39
16.3	Entire Agreement	39
16.4	Governing Law	39
16.5	Captions	39
16.6	Confidentiality	39
16.7	Closing Documents	40
16.8	Counterparts	40
16.9	Severability	40
16.10	Interpretation	40
16.11	Master Purchase Agreement	40
16.12	Further Acts	40
16.13	Joint and Several Obligations	40
16.14	(Intentionally Omitted)	40

ARTICLE XVIII	SUPPLEMENTAL PROVISIONS	40

SCHEDULES:

Schedule 1	Hotel Specific Data
Schedule 2	Supplemental Provisions
Schedule 7.1(k)	Leases
Schedule 7.1 (1)	Company Intellectual Property
Schedule 7.1 (n)	Tax Returns
Schedule 7.1(o)	Insurance
Schedule 7.1(p)	Agreements

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	Management Agreement
Exhibit C	Environmental Reports
Exhibit D	Consents and Approvals
Exhibit E	Construction Warranty

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the date set forth in Item 1 of Schedule 1 by and between the persons and entities set forth in Item 2(a) of Schedule 1 (each, an “Interest Owner” and, collectively, the “Interest Owners”), with an address c/o Larry Blumberg & Associates, Inc., 2733 Ross Clark Circle, P.O. Box 5566, Dothan, Alabama 36302; the entity set forth in Item 2(b) of Schedule 1 (the “Company”), with its principal office c/o Larry Blumberg & Associates, Inc., 2733 Ross Clark Circle, P.O. Box 5566, Dothan, Alabama 36302; and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. The Company is the fee simple or leasehold owner of the land identified in Exhibit A attached hereto and incorporated herein by this reference. The Company is constructing on such land the hotel identified in Item 3 of Schedule 1 attached hereto and incorporated herein by reference.

B. The Interest Owners are the sole owners of one hundred percent (100%) of the limited liability company interests or stock, as applicable, in the Company.

C. Buyer desires to purchase from the Interest Owners, and the Interest Owners desire to sell to Buyer, all of Interest Owner’s interests in the Company for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

“Affiliate” shall mean, with respect to the Company, any Interest Owner or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with the Company, any Interest Owner or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is or purports to be legally binding.

“Appurtenances” shall mean all rights, titles, and interests of the Company appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean the hotel brand or franchise identified in Item 4 of Schedule 1 and under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the State of Alabama or the state in which the Hotel is located.

“Closing” shall mean the closing of the purchase and sale of the Interests pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Construction Warranty” shall have the meaning set forth in Section 8.16.

“Contractor” shall mean the contractor for the Hotel identified in Item 12 of Schedule 1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall have the meaning set forth in Section 7.1(l).

“Contemplated Transactions” shall mean all of the transactions contemplated by this Contract and the Exhibits hereto.

“Contract” shall mean this Purchase Contract, as amended from time to time pursuant to the terms hereof.

“Contracts, Plans and Specs” shall mean the Plans and Specifications and all other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for capital repairs and/or improvements), including, but not limited to, refundable security deposits and rental deposits and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements, all reserves for replacement of FF&E, reserves for real property taxes and insurance and utility deposits, credit for which shall be given to the Interest Owners to the extent hereinafter provided.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall mean the portion of the Earnest Money Deposit (as defined in the Master Purchase Agreement) allocated to the Property under the terms of the Master Purchase Agreement.

“Effective Date” shall mean the date this Contract is fully executed by all of the parties hereto, and an original of the executed document (which may be in the form of counterparts, in which case the last counterpart) is deposited with the Title Company.

“Effective Time” shall have the meaning set forth in Section 10.1.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Requirements” shall have the meaning set forth in Section 7. 1(t)(iii).

“Escrow Agent” shall mean LandAmerica American Title Company, the Person serving as escrow agent for purposes of the Earnest Money Deposit.

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean the franchise agreement identified in Item 6 of Schedule 1.

“Existing Management Agreement” shall mean the management agreement identified in Item 5 of Schedule 1.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel, or (ii) leased by the Company pursuant to an FF&E Lease), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements.

“Force Majeure” shall mean (i) strikes, lockouts or labor disputes, (ii) the inability through no fault of the Company to obtain labor or materials or reasonable substitutes therefor,

(iii) acts of God and adverse weather conditions, (iv) enemy or hostile governmental action or acts of terrorism, (v) governmental restrictions such as embargoes, (vi) civil commotion, (vii) fire or other casualty or (viii) other conditions similar to those enumerated above that are beyond the reasonable control of the Company, but in each case excluding any such events or conditions that merely result in increased costs to the Company.

“Franchisor” shall mean the franchisor identified in Item 6 of Schedule 1.

“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi–governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) any official of any of the foregoing.

“Hazardous Material” shall have the meaning set forth in Section 7.1(t)(iii).

“Hotel” shall mean the hotel being constructed on the Land, including all Improvements and Personal Property associated therewith, known generally by the name and/or identification set forth in Item 3(a) of Schedule 1.

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements now existing or to be constructed on the Land, including, without limitation, all improvements and amenities described in Item 3 of Schedule 1 and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.7(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.7(c)(i).

“Initial Earnest Money Deposit” shall mean the portion of the Initial Earnest Money Deposit (as defined in the Master Purchase Agreement) allocated to the Property under the terms of the Master Purchase Agreement.

“Interest” shall mean the limited liability company interest or corporate stock, as applicable, owned by each Interest Owner in the Company, and “Interests” shall mean all of such limited liability company interests or corporate stock.

“Interest Lien” shall mean any claim, lien, pledge, charge, security interest, equitable interest, option, warrant, right of first refusal, restriction on use, voting, transfer, receipt of income or other attribute of ownership, or other encumbrance of any kind, affecting any Interest.

“Land” shall mean the real property described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto, and all other Appurtenances.

“Leased Premises” shall have the meaning set forth in Section 7.1(k).

“Leases” shall mean all leases, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Manager” shall mean LBAM-Investors Group, L.L.C., an Alabama limited liability company and an Affiliate of the Company as of the date of this Contract.

“Master Purchase Agreement” shall mean the master purchase agreement dated as of the date hereof among the Company, Buyer and fifteen Affiliates of the Company, setting forth certain additional terms regarding the sale of the Hotel and certain other hotels owned by the Company’s Affiliates.

“New Franchise Agreement” shall mean the franchise agreement to be entered into by the Company and the Franchisor at the Closing.

“New Management Agreement” shall mean the management agreement to be entered into by the Company and the Manager at the Closing, in the form of the agreement attached hereto as Exhibit B.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and the certificate of partnership of a partnership; (c) the articles of organization or certificate of formation and any operating or limited liability company agreement of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to any of the foregoing.

“Pending Claims” shall have the meaning set forth in Section 7.1(t)(ii).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Person” means an individual or any entity, including a corporation, partnership, joint venture, limited liability company, trust, estate or other unincorporated association, whether or not a legal entity.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 7.1(t)(viii), as the same may be revised during construction with the approval of the Franchisor (to the extent such approval is required), provided that any material revisions also shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld or delayed.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 10.4(a).

“Pre-Opening Costs” shall have the meaning set forth in Section 8.15.

“Pre-Opening Program” shall have the meaning set forth in Section 8.15.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of the Company related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties currently in effect, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Leases.

“Property Lien” means any deed of trust or mortgage, lien, security interest, easement, right of way, encroachment, lease, purchase contract, option to purchase, right of first refusal, servitude, restrictive covenant, limitation on use or other encumbrance or title defect of any kind.

“Punch List Items” shall mean such items (i) as are reasonably necessary or appropriate to fully complete the construction, equipping and furnishing of the Hotel in accordance with this Contract and (ii) that, unless otherwise agreed by Buyer in its sole discretion, (a) individually and in the aggregate do not and will not prohibit, cause a delay in or otherwise adversely affect, under applicable Legal Requirements, the Management Agreement, the Franchise Agreement or otherwise, the opening of the Hotel for business to the public or the continued occupancy and operation of the Hotel as contemplated under the Brand and (b) may be corrected or completed, subject to delays caused by Force Majeure, within not more than sixty (60) days.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land and Improvements with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Franchisor), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with the Company’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel, and all Tax Returns and work papers and filings related to Taxes for the current tax year and the previous three (3) tax years) owned by the Company and/or in the Company’s possession or control, or to which the Company has access or may obtain from the Franchisor, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and the Company shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties currently in effect and copies of the final plans and specifications for the Hotel, it being understood that the Company may not have in its possession all change orders and other modifications to the original plans and specifications.

“Release” shall have the meaning set forth in Section 7.1(t)(iii).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Straddle Period” shall have the meaning set forth in Section 10.4(b).

“Substantial Completion” including variations thereof such as “Substantially Complete” and “Substantially Completed” shall mean: (i) the Company and the Contractor have issued a certificate of substantial completion in form and substance satisfactory to Buyer certifying that the Hotel has been constructed substantially in accordance with the Plans and Specifications and the Legal Requirements, (ii) a certificate of occupancy authorizing the opening of the Hotel for business to the public and for operation under the Brand has been issued by the local governing authority and is in full force and effect, (iii) all other final and unconditional consents, approvals, licenses and operating permits necessary or appropriate for the Hotel to open for business to the public and to operate under the Brand have been issued by and obtained from all applicable governmental and regulatory authorities, subject to Punch List Items; (iv) the Hotel is fully furnished, fitted and equipped and ready to open for business to the public and operate under the Brand, subject to Punch List Items; (iii) all contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of the Hotel shall have been paid (or adequate provision for payment of such persons or entities, which is not required to be an actual escrow of funds, has been made to Buyer’s reasonable satisfaction), subject to Punch List Items and (iv) the Franchisor has approved the completion, furnishing and equipping of the Hotel and is prepared to commence (or authorize the commencement of) operation of the Hotel, and all of the other conditions set forth in the Management Agreement and the Franchise Agreement have been satisfied, subject to Punch List Items.

“Supplemental Provisions” shall have the meaning set forth in Article XVII.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that all franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall remain in full force and effect after the acquisition of the Interests by Buyer).

“Utility Reservations” shall mean the Company’s interest in the right to receive and continuously consume (including, without limitation, from and after Closing) water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property.

“Warranties” shall mean all warranties, guaranties, indemnities and claims, currently in effect, for the benefit of the Company with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of the Company related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Each Interest Owner agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from the Interest Owners, all of the Interests, in consideration of the Purchase Price, subject to and upon the terms and conditions hereof. All of the Interests shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all Interest Liens.

2.2 Purchase Price. Buyer agrees to pay, and the Interest Owners agree to accept, as consideration for the conveyance of all of the Interests, subject to the adjustments provided for in this Contract, the amount set forth in Item 7 of Schedule 1; provided, however, that if the actual cost of construction of the Hotel is less than the amount set forth in Item 14 of Schedule 1, the purchase price shall be reduced by an amount equal to twenty percent (20%) of the difference between such actual construction costs and the amount set forth in Item 14 of Schedule 1 (the “Purchase Price”).

2.3 Allocation. The Purchase Price shall be allocated among the Interest Owners in accordance with their percentage interest in the Company as set forth in Item 2(a) of Schedule 1.

2.4 Payment. The Purchase Price, plus any positive adjustments under Section 12.1, less (i) the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), (ii) any reserves provided in the Master Purchase Agreement and any applicable reserve for Punch List Items as provided in Section 8.14 hereof and (iii) any negative adjustments under Section 12.1, shall be paid to the Interest Owners in cash, certified funds or wire transfer, at the Closing of the purchase and sale of the Interests. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to the Interest Owners by Escrow Agent to be applied to the Purchase Price on behalf of Buyer.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is thirty (30) days after the Effective Date, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by the parties hereto (the “Review Period”), to evaluate the legal, title, survey, construction, engineering, physical condition, structural, mechanical, environmental, zoning, economic, permit status, franchise status, marketing and economic data, financial statements and information, property statements, franchise agreements, loan documents and other documents and information related to the Property and the business of the Hotel. Within two (2) Business Days following the Effective Date, the Company, at the sole cost and expense of the Interest Owners, will deliver to Buyer for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties currently in effect and Licenses relating to the Hotel, the Real Property or any part thereof;

(b) All real estate and personal property tax statements with respect to the Real Property and notices of appraised value for the Real Property for the current year (if available) and for the lesser of the time period the Real Property was owned or leased by the Company or each of the three (3) calendar years prior to the current year;

(c) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Real Property or the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel, which the Company has in its possession or control. Buyer acknowledges that the Contracts, Plans and Specs in the Company’s possession may not include all change orders and other modifications made during the course of construction of the Hotel, but in such case the Company will cause the general contractor for the Hotel to furnish copies of such change orders and other modifications upon Buyer’s request at any time during the Review Period;

(d) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by the Company in connection therewith; and

(e) All notices received from governmental authorities in connection with the Real Property for the current year and for the lesser of the time period the Real Property was owned or leased by the Company or each of the three (3) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

The Company shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at the Company’s corporate offices, and the Company agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Real Property and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to the Company, in which event: (i) the Initial Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by the Company to Buyer shall be returned promptly to the Company, and (iv) the parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. Upon expiration of the Review Period, Buyer may not terminate this Contract and receive a refund of the Earnest Money Deposit for any reason except the failure of any of the conditions set forth in Section 9.1.

Buyer acknowledges and agrees that certain of the items requested to be delivered to Buyer in this Section 3.1 have been delivered to and received by Buyer. The Company agrees to cooperate with Buyer and to provide any documents or instruments described herein which have not been delivered by the Company for Buyer’s due diligence and review.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance (not less than 24 hours) notice to the Company unless otherwise agreed to by Buyer and the Company (the “Due Diligence Examination”). The Company shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of the Company to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the completion or operation of the Property. Buyer may not conduct a Phase II environmental site assessment or any other invasive environmental procedure without the prior written consent of the Company.

3.3 Restoration and Indemnity. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the

Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer further hereby indemnifies and holds the Company and the Interest Owners harmless from and against any damage, personal injury or death caused by or arising from any action or omission by Buyer, its agents or employees in the examination and study of the Property.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. The Company and the Interest Owners, at the Interest Owners’ sole cost and expense, prior to the execution hereof have delivered to Buyer, true, correct and complete copies of the most recent survey of the Real Property. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. The Company, at the Interest Owners’ sole cost and expense, prior to the execution hereof have delivered to Buyer, within two (2) Business Days after the execution in full of this Contract, the Company’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas 75225, Attention: David Long (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all Property Liens and pursuant to which the Title Company agrees to issue at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, plats, surveys and Property Liens affecting the Real Property. Buyer shall promptly provide the Company with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide the Company and the Interest Owners with written notice of its objection to same within fifteen (15) Business Days after Buyer’s receipt of both the Survey and the Title Commitment, together with copies of all exceptions noted therein (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same, except as otherwise provided in Section 9.1(g). If Buyer disapproves any condition of title, survey or other matters by written objection to the Company and the Interest Owners on or before the expiration of the Title Review Period, the Company and the Interest Owners shall elect either to attempt to cure, at the Interest Owners’ sole cost and expense, or not cure any such item by written notice sent to Buyer within five (5) days after receipt by the Company and the Interest Owners of notice from Buyer, and if the Company and the Interest Owners commit in writing to attempt to cure any such item, the Company and the Interest Owners shall be given until the Closing Date to cure any such defect. In the event the Company and the Interest Owners shall fail to cure a defect which they have committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Survey or the Title Commitment or which are apparent by physical inspection of the Property and which are not objected to by Buyer as set forth above (other than (x) exceptions and title defects arising after the Title Review Period, (y) those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as the Company and/or the Interest Owners, as the case may be, provide, at the Interest Owners’ sole cost and expense, the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission, and (z) as provided in Section 9.1(h)) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include mortgages or other documents evidencing or securing indebtedness or any mechanics’ or material men’s lens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by the Interest Owners, at the Interest Owners’ sole cost and expense, and released at Closing.

ARTICLE V

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

The Company has entered into the Existing Management Agreement and the Existing Franchise Agreement for the operation and management of the Hotel. At the Closing, subject to the approval of the Franchisor, (i) the Company and the Existing Manager shall terminate the Existing Management Agreement, (ii) the Company and the Franchisor shall terminate the Existing Franchise Agreement, (iii) the Company and the Manager shall enter into the New Management Agreement and (iv) the Company and the Franchisor shall enter into the New Franchise Agreement. The Interest Owners shall be solely responsible for all claims and liabilities arising under the Existing Management Agreement and the Existing Franchise Agreement, whether accruing before or after the Closing. The Company and the Interest Owners shall obtain the Existing Manager’s consent to the termination of the Existing Management Agreement, and the Company and the Interest Owners shall cause the Manager to enter into the New Management Agreement. Before the Closing, the Company and Buyer shall request the Franchisor to approve the transfer of the Interests to Buyer, the termination of the Existing Management Agreement, the execution of the New Management Agreement and the execution of the New Franchise Agreement. The Company and the Interest Owners shall use their best efforts to promptly provide all information required by the Franchisor in connection with the foregoing request for approval, and the Company, the Interest Owners and Buyer shall diligently pursue obtaining the Franchisor’s approval. The Interest Owners understand that Buyer expects the New Franchise Agreement to be upon financial terms and conditions no less favorable to the Company than the Existing Franchise Agreement.

ARTICLE VI

BROKERS

Each Interest Owner, the Company and Buyer represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Each Interest Owner agrees to save and hold harmless Buyer from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any agent, broker, or other person by or through the acts of any Interest Owner or the Company, as the case may be, in connection with the Contemplated Transactions. Buyer agrees to save and hold harmless each Interest Owner and the Company from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any agent, broker, or other person by or through the acts of Buyer in connection with the Contemplated Transactions.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations, Warranties and Covenants of Interest Owners. Each Interest Owner represents, warrants and covenants to Buyer as follows:

(a) Organization and Existence of the Company. The Company is a limited liability company or corporation duly organized or incorporated and validly existing under the laws of the state indicated in Item 2(b) of Schedule 1, and the Company has the full power and authority to own all of its property and assets and to carry on its business as presently conducted. The Company is not required to qualify to transact business in any jurisdiction other than the state is which it is organized or incorporated. The copies of the Company’s Organizational Documents that the Company has delivered to Buyer or delivers to Buyer during the Review Period are or will be true, correct and complete copies of the Organizational Documents of the Company as in effect as of the date hereof and have not been amended or supplemented further. The Company is not a general or limited partner of, or a party to any joint venture with, any other entity and does not, directly or indirectly, own any interest in any other Person.

(b) Authorization and Validity. Each Interest Owner and the Company have the power and authority to execute and deliver this Contract and the other agreements contemplated hereby and to consummate the Contemplated Transactions. This Contract has been duly executed and delivered by and constitutes a valid and binding agreement of the Company, each Interest Owner, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws. The execution and delivery hereof by the Company and each Interest Owner and the consummation by the Company and each Interest Owner of such transactions have been fully authorized by the Company and each Interest Owner.

(c) Ownership of Interests. The Interest Owners are the owners of all of the Interests, each owning the percentage set forth in Item 2(a) of Schedule 1, and have good and valid title thereto, with no restrictions on, or any agreements with respect to, voting rights or any other incidents of ownership thereof, except as set forth in the Company’s Organizational Documents. The Interests represent one hundred percent (100%) of the record and beneficial interests in the Company and all other right, title and interest in and to the equity of the

Company. The Interest Owners have the absolute right to sell and transfer all of the Interests to Buyer free and clear of all Interest Liens. Each Interest Owner acquired its Interest in compliance with all applicable laws. On consummation of the Contemplated Transactions, in accordance with the terms hereof, Buyer will acquire good and marketable title to the Interests free and clear of all Interest Liens.

(d) Related Party Transactions. No Interest Owner has any direct or indirect interest in any property used by, or relating to, the Company, except through the ownership of its Interest.

(e) Non-Contravention. The execution and delivery by each Interest Owner and the Company of this Contract and the other agreements contemplated hereby do not, and the consummation by each Interest Owner and the Company of the transactions contemplated hereby or thereby will not (i) violate any provision of the any Organizational Documents of any Interest Owner or the Company, (ii) violate, or result with the passage of time in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any Property Lien upon, any of the property of any Interest Owner or the Company pursuant to any provision of any mortgage, deed of trust, lease, agreement, license or instrument to which any Interest Owner or the Company is a party or to which any of them is subject (collectively, the “Restrictive Documents”) except to the extent consents, waivers, satisfactions or terminations therefor will be delivered on or before Closing, (iii) constitute an event permitting termination of any mortgage, deed of trust, lease, agreement, license or instrument to which any Interest Owner or the Company is a party, except for those Restrictive Documents which represent obligations to be satisfied or for which consents to assignment or waivers of termination will be delivered on or before Closing or (iv) violate any judgment, order, writ, injunction, decree, regulation or rule of any court or governmental authority applicable to any Interest Owner or the Company or the assets of any of them.

(f) Consents and Approvals. No consent, approval, notification, authorization or order of, or declaration, filing or registration with, any governmental agency, is required to be obtained or made by the Company or any Interest Owner in connection with the consummation by the Company and each Interest Owner of the Contemplated Transactions.

(g) No Undisclosed Liabilities. The Company does not have, as of the date of this Contract, any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are material to the financial condition, assets, liabilities, income or prospects of the business of the Company except as disclosed in this Contract or otherwise disclosed in writing to Buyer on or before the date of this Contract.

(h) Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of any of the Interest Owners or the Company, threatened against any of the Interest Owners or the Company, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign. There are no judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against any of the Interest Owners or the Company, (i) which relate to the Company or any

Interest Owner and which have or could reasonably be expected to have an adverse effect on the financial condition, assets, liabilities, income or prospects of the business of the Company, or (ii) which seek specifically to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Contract.

(i) Title to Properties. The Company has good and marketable title to all of the Property (whether real, fee or leasehold, personal or mixed, tangible or intangible) and enjoys quiet possession of all such properties and interests, free and clear of all mortgages and other encumbrances (except for Seller Liens to be paid off at Closing, Permitted Exceptions and current taxes and liens which arise by operation of law with respect to obligations not yet due and payable). The Property includes all real estate, intangible assets and physical assets of the Company and all of the property reasonably required to own and operate the Hotel as it is contemplated to be operated and in accordance with the Existing Franchise Agreement.

(j) Condemnation and Special Assessments. There are no pending or, to the knowledge of the Company or any Interest Owner, threatened proceedings for condemnation or the exercise of the right of eminent domain as to any part of the Real Property or for limiting or denying any right of access thereto. None of the Interest Owners or the Company has any knowledge of any special taxes or assessments relating to any part of the Real Property or any planned public improvements that may result in a special assessment against any part of the Real Property.

(k) Lease of Real and Personal Property. Schedule 7.1(k) sets forth a list of (a) all leases pursuant to which the Company leases, as lessee, real property (the “Leased Premises”), (b) all leases pursuant to which the Company leases, as lesser, real property, (c) all leases pursuant to which the Company leases, as lessee, personal property and (d) all prepaid expenses, rents and security deposits paid by or to the Company with respect to any of the foregoing leases. The Company has performed all material obligations required to be performed by it to date under all leases set forth in Schedule 7.1(k) and is not in default nor, to the best knowledge of the Company and any Interest Owner, alleged to be in default in any material respect under any thereof. To the best knowledge of [the Company and any Interest Owner, there exists no default, or any event which upon the giving of notice or passage of time would give rise to any default, in the performance of any obligation to be performed by any other party to any of such leases. Immediately after the Closing, Buyer will possess all right, title and interest of each Interest Owner and the Company will continue to possess its right, title and interest, as the case may be, in and to the leases set forth in Schedule 7.1(k).

(l) Trade Names, Trade Marks, Etc. Subject to the terms of the Existing Franchise Agreement with respect to trade names, trademarks and service marks licensed thereunder, the Company owns or has the right to use all trade marks, trade names and/or business names used or useful in the business of the Company (the “Company Intellectual Property”). There are no claims or proceedings pending or, to the knowledge of the Interest Owners or the Company, threatened against the Company asserting that its use of any Company Intellectual Property infringes the rights of any other person. None of the Interest Owners or the Company has knowledge of any use by the Company that may, with notice or passage of time, give rise to such a claim. The Company has not licensed or otherwise assigned any Company Intellectual Property to any third party, and there are no existing infringing uses of the Company

Intellectual Property by any third parties. Other than the terms of the Existing Franchise Agreement, there are no restrictions or other obligations of the Company with respect to the ownership or use of the Company Intellectual Property. The trade marks, trade names, service marks and/or business names described on Schedule 7.1(l) include all of the Company Intellectual Property.

(m) Governmental Authorization and Compliance with Laws. Since the Company was organized, its business has been and is strictly limited to acquisition of the Land and construction and equipping of the Hotel. In addition, the Company has been operated at all times in compliance with all laws, orders, regulations, policies and guidelines of all governmental entities (including, without limitation, those relating to building codes and zoning, environmental and safety matters), (ii) the Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business as now conducted, such licenses, permits and approvals are in full force and effect, and there is no reason to believe that any such license, permit or approval will be recalled, and (iii) each Interest Owner and the Company have complied in all material respects with all applicable laws, regulations and restrictions relating to the business of the Company.

(n) Taxes.

(i) Tax Status. At all times during its existence as a limited liability company, the Company has been treated as a partnership for Tax purposes or, if the Company is a corporation, the Company made an S election under Section 1362 of the Code and, at the time of making such election and at all times thereafter, it qualified as a “small business corporation” within the meaning of Section 1361(b) of the Code.

(ii) Tax Returns. Each Interest Owner and the Company have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by each Interest Owner and the Company (if any), whether or not shown on any Tax Return, have been paid. Neither the Company nor any of the Interest Owners currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company or any of the Interest Owners does not file Tax Returns that Company or any of the Interest Owners is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or upon any Interest of any of the Interest Owners.

(iii) Withholding. The Company withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party

(iv) No Expected Assessments. No Interest Owner or manager or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of the Interest Owners with respect to any item of income, gain, loss, deduction, or credit from the Company. Neither the Company nor any of the Interest Owners has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Interest Owners have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of the Interest Owners with respect to any item of income, gain, loss, deduction, or credit from the Company. Schedule 7.1(n) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Interest Owner for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Interest Owner filed or received since December 31, 2001; provided, however, that an Interest Owner is required to deliver such information only for a Tax Return for which there has been a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Interest Owner with respect to any item of income, gain, loss, deduction, or credit from the Company.

(v) No Extension of Statute of Limitations. Neither the Company nor any of the Interest Owners has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any item of income, gain, loss, deduction, or credit from the Company.

(vi) Post Closing Inclusion of Income. Neither the Company nor any of the Interest Owners will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law);

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(o) Insurance. Schedule 7.1(o) is a true and complete list, showing company, type and amount of coverage, of all insurance policies carried by the Company for the benefit of the Company or third parties. To the best of the knowledge of the Interest Owners and the Company, the Company is not in default with respect to any provision of any of its insurance policies and has not failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover in full under such policies. To the best of the knowledge of the Interest Owners and the Company, the Company has complied with the insurance requirements of all leases and other Agreements to which it is a party.

(p) Agreements. Except (i) as listed on Schedule 7.1(p) and Schedule 7.1(k) and (ii) for the Franchise Agreement, the Permitted Exceptions and the Seller Liens to be released at Closing, the Company is not a party to and neither the Company nor the Property is otherwise bound by any Agreements. No Interest Owner has any interest in any of the Property other than the interest of a member or shareholder under the provisions of the Company’s Organizational Documents. All Agreements to which the Company is a party or by which it or any of its assets or properties are bound or affected are in full force and effect and binding obligations of the parties thereto. No event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, default or a basis for acceleration of any obligations, force majeure or other claim of excusable delay or non-performance thereunder or in respect thereof, whether on the part of the Company or any other party. The Company is not a party to any Agreement or any arrangement (whether or not in writing) with any of Interest Owners.

(q) Full Disclosure. To the best knowledge of the Company and the Interest Owners, no statement contained in any document, certificate or other writing furnished or to be furnished by the Company or any of the Interest Owners to Buyer pursuant to the provisions of this Contract contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading.

(r) FIRPTA. No Interest Owner is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Code and Income Tax Regulations).

(s) Bankruptcy. Neither the Company nor any Interest Owner is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(t) Representations as to the Hotel, Etc.

(i) Property Agreements. There are no, and as of the Closing there shall be no, leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other Agreements relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, (A) to which the Company is a party or an assignee, or (B) binding upon the Real Property, except for (x) those Service Contracts, Leases, Warranties and FF&E Leases to which the Company becomes a party with the approval of Buyer, (y) those which Buyer may enter into before the Closing, or (z) those which are disclosed on Schedule 7.1(k) and Schedule 7.1(p). As of the Closing, any Service Contracts, Leases,

Warranties and FF&E Leases to which the Company has become a party with the approval of Buyer shall be in full force and effect, and no default shall have occurred and be continuing thereunder and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has, and as of the Closing no party shall have, any right or option to acquire the Real Property, the Hotel or any portion thereof, or any interest therein or in the Company, other than Buyer.

(ii) Pending Claims. To the knowledge of any of the Interest Owners, there are not (A) any claims, demands, litigation, proceedings or governmental investigations pending or threatened related to the Real Property, (B) any special assessments or extraordinary taxes except as set forth in the Title Commitment or (C) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a Property Lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Real Property, or other pending, actual or, to the knowledge of the Company or any Interest Owner, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Real Property or might become a Property Lien on the Real Property or any portion thereof (collectively, the “Pending Claims”).

(iii) Environmental. With respect to environmental matters, except as otherwise disclosed in the environmental reports and documents identified in Exhibit C, (i) to the Company’s and each of the Interest Owner’s knowledge, there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies, gas-fired maintenance equipment and chlorine for the swimming pool to be constructed on the Land, all of which shall be stored on the Property in strict accordance with applicable Environmental Requirements and shall not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or, to the knowledge of the Company and each of the Interest Owners, threatened, and (v) there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of the Company, any Interest Owner or their Affiliates, consultants, contractors or agents except for those which have been or during the Review Period will be delivered to Buyer. Buyer acknowledges that the Property is located in a high humidity belt of the southern United States and that mold and mildew are common. The Company has treated, and until

Closing will treat, the Property for mold and mildew as needed in the ordinary course of business to protect the health of guests and employees of the Hotel and so as to comply with applicable law. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the Environment, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(iv) Title and Liens. The Company has good and marketable fee simple absolute title to the Real Property (or, if so indicated in Item 4 of Schedule 1, leasehold title to the Land pursuant to the ground lease described therein and fee simple absolute title to the Improvements during the term of such ground lease), subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, the Company has good and marketable title to the Personal Property, free and clear of all encumbrances except for the Permitted Exceptions, and there are no other encumbrances or other rights pending or of which the Company or any Interest Owner has received notice or which are otherwise known to the Company or any Interest Owner related to any other Personal Property.

(v) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are available at the boundaries of the Land and the Company is entitled to connect the Hotel thereto, and upon connection to the Hotel and payment of all connection or “tap-on”, usage and similar fees to be paid by the Interest Owners or the Company, as applicable, such utilities shall be sufficient to and available to service the Hotel.

(vi) Licenses. To the knowledge of the Company and each of the Interest Owners the Real Property complies with, and upon construction of the Hotel the Real Property shall comply with, all applicable Licenses and Legal Requirements including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is contemplated to be operated. The

Company has received, or by Closing shall have received, all Licenses required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each License is in full force and effect, and will be received and in full force and effect as of the Closing. No Licenses necessary for the lawful conduct, occupancy or operation of the business of the Hotel shall require any approval of a Governmental Body for transfer of Interests except as set forth in Exhibit D.

(vii) Management Agreement and Franchise Agreement. The Company has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitute the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect except as provided in Item 5 and Item 6 of Schedule 1. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which the Company is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect. No default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(viii) Plans and Specifications. The plans and specifications for the construction of the Hotel that were submitted to Buyer before the execution of this Contract (the “Plans and Specifications”) have been approved by the Franchisor and have not been modified in any material respect except as approved by the Franchisor.

(u) Hart Scott Rodino Filing. All of the assets owned by or in which the Company or any of its Affiliates have an interest are hotels or motels, related improvements such as golf, swimming, tennis, restaurant, health club or parking facilities (but excluding ski facilities), and assets incidental to the ownership and operation of hotels or motels (e.g., prepaid taxes or insurance, management contracts and licenses to use trademarks associated with the hotel or motel being acquired), as contemplated by the regulations promulgated under the Hart Scott Rodino Act, except that the Company and its Affiliates each may own other assets but the aggregate value thereof is less than $50,000,000.

(v) Employees. Except as may be provided in the Supplemental Provisions, the Company has never had, does not currently have, and shall not have on the Closing Date, (i) any employees, (ii) any employee benefit plans or (iii) any other trusts, escrows, agreements, liabilities or other arrangements related to any type of employee benefits or plans, whether for any past, existing or future employees, members, stockholders, officers, directors or other party affiliated in any way with the Company.

7.2 Representations, warranties and covenants of Buyer. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly incorporated, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary consents of the Board of Directors of Buyer and is fully authorized to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer, subject to the effect of bankruptcy and other laws applicable to creditors generally and to equitable principles.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one year (i.e., 12 months) expiring on the first anniversary date of the Closing; provided, however, that the representations and warranties set forth in Section 7.1(n) shall survive Closing for a period ending on the later of (i) three (3) years following the date on which the Company files its Tax Return for the tax period ended December 31, 2004 or (ii) the expiration of any applicable statute of limitations that may be extended.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, the Company shall keep Buyer fully informed of all subsequent developments (“Subsequent Developments”) which would cause any of the representations or warranties of the Company or the Interest Owners contained in this Contract to be no longer accurate in any material respect.

8.2 Obligations of the Company and the Interest Owners Before Closing. From and after the date hereof the Company and/or the Interest Owners, as applicable, shall:

(a) Continue to maintain the Property generally in accordance with past practices and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) accepting booking contracts for the use of the Hotel’s facilities and retaining such bookings in accordance with the terms of the Existing Franchise Agreement, (ii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iii) maintaining the present level of insurance with respect to the Property in full force and effect until the Closing Date and (iv) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel or the Company;

(c) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(d) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements contained in this Contract;

(e) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date, and comply with all Legal Requirements relating to the Property;

(f) Not sell or assign, or enter into any agreement to sell or assign or create, or permit to exist any Property Lien (other than a Permitted Exception) on, the Property or any portion thereof;

(g) Not allow any License currently in existence with respect to the construction, operation, use, occupancy or maintenance of the Property to expire, be canceled or otherwise terminated;

(h) Not incur any indebtedness that will not be paid on or prior to the Closing Date; and

(i) Not take any other action other than in the ordinary course of business consistent with past practice.

The Company shall not, and the Interest Owners shall not permit the Company to, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel other than those leases and agreements listed on Schedule 7.1(k) and Schedule 7.1(p), or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Interest Owners, at their expense unless otherwise provided in Section 11.2, shall obtain any and all other third party consents and approvals (x) required in order to transfer all of the Interests to Buyer or (y) which, if not obtained, would materially adversely affect the operation of the Hotel or the value of the Company, including, without limitation, all consents and approvals referred to on Exhibit D and (iii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Estoppel Certificates. It shall be a condition to Buyer’s obligations under this Contract that the Company obtain, and the Interest Owners shall cause the Company to obtain, from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under each FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to the Company during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.5 Access to Financial Information. Buyer’s representatives shall have access to, and the Company and the Interest Owners and their Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Property to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Each Interest Owner shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Buyer sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. The provisions of this Section shall survive Closing or termination of this Contract.

8.6 Bulk Sales. The Interest Owners, at their expense, shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.7 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, each Interest Owner hereby agrees to indemnify, defend and hold harmless Buyer and, if the Closing occurs hereunder, the Company and their respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or the Company, or any of the Property by a creditor of the Company or any Interest Owner, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of the Company or any Interest Owner contained in this Contract;

(iii) any liability or obligation of the Company assumed or incurred prior to the Closing Date; and

(iv) the conduct and operation by or on behalf of the Company of the Hotel or the ownership, use or operation of the Property prior to Closing.

The indemnification under this Section 8.7(a) shall terminate and be of no further force and effect, as to the matters described in clauses (i) through (v) above, on and after the first anniversary date of the Closing; provided, however, that (A) to the extent any of the representations and warranties survive for a longer period pursuant to Section 7.3, the foregoing indemnification relating to such representations and warranties shall terminate and be of no further force and effect on and after the expiration of such longer period and (B) the indemnification shall not terminate as to claims asserted in writing by Buyer or the Company before such first anniversary date or longer period, as the case may be. Any other indemnification by Interest Owners under this Agreement (except for the indemnification as to matters described in clause (vi) above) also shall terminate and be of further force and effect on and after the first anniversary date of the Closing, except as to claims asserted in writing by Buyer or the Company before such anniversary date.

(b) Indemnification of the Interest Owners. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to the Interest Owners for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless the Interest Owners from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by the Company of its business at the Hotel after the Closing; and

(iii) the failure of the Company after the Closing to pay any rent or otherwise comply with its obligations under the ground lease, if any, identified in Item 4 of Schedule 1.

The indemnification under this Section 8.7(b) shall terminate and be of no further force and effect on and after the first anniversary date of the Closing except as to claims asserted in writing by an Interest Owner before such date.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.7, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all of the Indemnifying Party’s books and records relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.8 Limitations on Liability of Interest Owners. Notwithstanding anything contained herein to the contrary and except as otherwise provided in the Master Purchase Agreement, the liability of each Interest Owner with respect to its representations, warranties, covenants and indemnifications contained in this Contract shall be limited to a percentage of the total liability of the Interest Owners with respect thereto equal to such Interest Owner’s percentage interest in the Company.

8.9 Tax Matters. Without the prior written consent of Buyer, neither the Company nor any of the Interest Owners shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

8.10 Construction of the Hotel. Subject to the terms and conditions of this Contract, the Company shall, and the Interest Owners shall cause the Company to, (i) construct the Hotel on the Land (a) in a good, workmanlike and diligent manner, (b) in accordance with development standards for comparable projects, (c) in compliance in all material respects with the Plans and Specifications and with all Legal Requirements and (d) in accordance with all requirements of the Existing Franchise Agreement and (ii) cause the Hotel to be fully equipped with the FF&E and otherwise fully furnished and stocked with merchandise, supplies, inventory and other Personal Property as required by the Existing Franchise Agreement, including, without limitation, linens, bath towels and other supplies at least at a 2-par level for all suites or rooms of the Hotel, in each case such that the Hotel can be opened for business to the public and operated to full capacity under the Brand. All expenses of constructing, equipping and furnishing the Hotel in accordance with this Contract shall be the sole responsibility of the Interest Owners, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing the Hotel.

8.11 Commencement of Construction; Substantial Completion. The Company shall use commercially reasonable efforts to obtain, or cause the Contractor to obtain, a building permit and all other permits, licenses and approvals of governmental authorities required for the construction, equipping and furnishing of the Hotel in accordance with the Plans and Specifications and this Contract. The Company shall diligently pursue construction of the Hotel in accordance with this Contract and shall cause the Contractor to Substantially Complete the

Hotel no later than the date set forth in Item 10 of Schedule 1 attached hereto, subject only to delays caused by Force Majeure. The Company shall promptly notify Buyer of each event or condition of Force Majeure and the anticipated delay caused thereby.

8.12 (Intentionally Omitted)

8.13 Inspections. Buyer shall have the right to inspect the Property to monitor and observe the development and construction of the Hotel. All such inspections shall require reasonable prior notice to the Interest Owners and shall be conducted in a manner that will minimize any interference with the development and construction of the Hotel. Buyer shall indemnify, defend and hold the Interest Owners harmless from and against any and all expenses, costs and liabilities (including but not limited to reasonable attorneys’ fees) for damage or injury to persons or property arising out of or relating to its entry onto the Land for any such inspections.

8.14 Punch List. Upon notification from the Contractor that the Hotel is Substantially Completed and ready for inspection, the Company shall prepare a “punch list” with the assistance of a representative of Buyer and the Franchisor. The Company and the Interest Owners acknowledges that final acceptance of the work on the Hotel shall be made only with the approval of Buyer and the Franchisor. The costs of completing the Punch List Items that are not completed as of the date of Closing, as reasonably estimated by the Interest Owners with the approval of Buyer, such approval not to be unreasonably withheld, plus fifty percent (50%) of such costs, shall be reserved by Buyer from the Purchase Price and shall be disbursed to the Interest Owners only upon Buyer’s reasonable determination that all of the Punch List Items have been satisfactorily completed. The Interest Owners shall correct or complete all Punch List Items, or cause the same to be corrected or completed, at their expense, with all diligence and in any event within sixty (60) days after Substantial Completion of the Hotel.

8.15 Pre-Opening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date so that the Hotel can function in an orderly and businesslike manner at the Effective Time (“Pre-Opening Program”). The Company and the Interest Owners shall cooperate in good faith with the Pre-Opening Program and shall provide the Franchisor and Buyer reasonable access to the Property in advance of the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening Program shall not be permitted to interfere with or delay the activities of the Interest Owners or the Company in completing the Hotel. The Interest Owners shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of the Property up to but not including the Effective Time, regardless of when such costs are payable (the “Pre-Opening Costs”). The Interest Owners shall also fund all reserve accounts and other accounts required under the Franchise Agreement, as applicable, to be funded before the Effective Time. Notwithstanding the foregoing, at the Closing, the Interest Owners shall receive a credit in an amount equal to all such accounts funded by the Interest Owners before the Closing Date, provided that (i) such accounts were required by the Franchisor or otherwise approved by Buyer (which approval shall not be unreasonably withheld), and (ii) the Interest Owners shall not receive a credit for any account to the extent the same is intended to cover Pre-Opening Costs.

8.16 Construction Warranty. At the Closing, the Company shall be the named beneficiary of all construction warranties with respect to the Hotel, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is Substantially Completed, in the form of the warranty attached hereto as Exhibit E (the “Construction Warranty”).

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract. Notwithstanding this Section 9.1 or any other provision of this Contract which may be otherwise construed to the contrary, Buyer’s right to terminate this Contract shall be subject to the limitations and conditions set forth in Section 1.2 of the Master Purchase Agreement.

(a) All representations and warranties of the Company and each Interest Owner contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments listed in Section 10.2.

(c) The Company and each Interest Owner shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by the Company and each Interest Owner, as and when required hereunder.

(d) All Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(e) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated. The Manager and the Company shall have entered into the New Management Agreement. The Franchisor and the Company shall have entered into the New Franchise Agreement on terms and conditions acceptable to Buyer in its sole discretion and in any event upon financial terms that are no less favorable than the Existing Franchise Agreement.

(f) The Hotel shall be Substantially Completed.

(g) Buyer shall have obtained an as-built plat of survey of the Property as completed, dated within 30 days of the Closing Date and prepared in compliance with the then current ALTA/ACSM standards for urban properties, and such plat of survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially and adversely affect the use, operation or value of the Property.

(h) Buyer shall have obtained an ALTA owner’s title insurance policy (or, if an ALTA form of policy is not customarily issued in the state in which the Real Property is located, in the form customarily issued in such state), issued by the Title Company pursuant to the Title Commitment, insuring Buyer’s fee simple ownership in the Real Property (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions.

9.2 Interest Owners’ Conditions for Closing. Unless otherwise waived in writing, and without prejudice to the Interest Owners’ right to cancel this Contract during the Review Period, the duties and obligations of the Interest Owners to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by the Interest Owners, the Interest Owners shall have the right at their option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) The Interest Owners shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Buyer shall have received the consents of the Franchisor to the termination of the Existing Management Agreement and the Existing Franchise Agreement.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and the Interest Owners, the Closing on the Property shall occur on the date on which the Hotel opens for business to the public in accordance with the Franchise Agreement, or as soon as practicable thereafter, but in no event later than fifteen (15) Business Days after Substantial Completion of the Hotel, provided that all conditions to Closing hereunder have been satisfied. Buyer will provide Interest Owners at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and the Interest Owners, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and the Interest Owners. Regardless of the Closing Date, the Closing shall be effective as of 12:01 a.m. on the date which is the later of (i) the Substantial Completion Date or (ii) the date on which the Hotel opens for business to the public in accordance with the Franchise Agreement (the “Effective Time”).

10.2 Interest Owners’ Deliveries. At Closing, the Interest Owners or the Company, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments shall be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and the Interest Owners prior to such Closing).

(a) An assignment or assignments duly executed and acknowledged transferring to Buyer all of the Interests, free and clear of Interest Liens, in form and substance acceptable to Buyer;

(b) Resignations of all officers, managers, directors and other agents of the Company;

(c) The original Organizational Documents of the Company, including the articles of organization or articles of incorporation certified by the appropriate official of the state in which the Company is organized or incorporated, and a certificate issued by such official that the Company is in valid existence and good standing as of the Closing Date;

(d) Certified copies of resolutions and/or other evidence reasonably satisfactory to Buyer that the person or persons executing the closing documents on behalf of the Company and the Interest Owners have full right, power and authority to do so, along with a certificate of good standing of each Interest Owner that is an entity from the state in which Interest Owner is organized or incorporated;

(e) To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all Warranties and all keys for the Hotel (which keys shall be properly tagged for identification);

(f) A closing statement to evidence the parties’ agreement regarding the allocations, pro-rations and hold-backs relating to the Property, the payment of closing costs as allocated hereunder, and any resulting adjustment of the Purchase Price;

(g) Evidence satisfactory to Buyer of the termination of the Existing Management Agreement and the Existing Franchise Agreement and execution and delivery by the Manager of the New Management Agreement;

(h) All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company for issuance of an Owner’s Policy of Title Insurance to the Company insuring good and marketable fee simple absolute title (or leasehold title if so identified in Item 4 of Schedule 1) to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price, together with an nonimputation endorsement; and

(i) Such other instruments as are contemplated by this Contract to be executed or delivered by the Company or any Interest Owner, or reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the assignment of all of the Interests to Buyer and the other Contemplated Transactions, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests in the Company and the Company will own good and marketable fee simple title to the Land and the Hotel in accordance with this Contract.

10.3 Buyer’s Deliveries. On or prior to the Closing Date, Buyer shall pay the Interest Owners the Purchase Price, as adjusted pursuant to this Contract, and shall deliver or cause to be delivered to the Interest Owners the following agreements, documents and other items, which shall be in form and substance reasonably satisfactory to the Interest Owners:

(a) a closing statement to evidence the parties’ agreement regarding the allocations, pro-rations and hold-backs relating to the Property, the payment of closing costs as allocated hereunder, and any resulting adjustment of the Purchase Price; and

(b) such additional documents as might be reasonably requested by the Interest Owners to evidence Buyer’s authority to consummate the purchase of the Interests from the Interest Owners.

10.4 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Interest Owners for certain tax matters following the Closing Date:

(a) Tax Indemnification. Each of the Interest Owners shall indemnify Buyer, and hold it harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the

Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Buyer shall permit the Interest Owners to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d) Cooperation on Tax Matters.

(i) Buyer, the Company, and the Interest Owners shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Interest Owners agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Company or Interest Owners, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Interest Owners shall allow Buyer to take possession of such books and records.

(ii) Buyer, the Company, and the Interest Owners further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer, the Company, and the Interest Owners further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

(e) Survival. The provisions of this Section 10.4 shall survive the Closing for a period ending on the later of (i) three (3) years after the date on which the Company files its Tax Returns for the tax period ended December 31, 2004 or (ii) the expiration of any applicable statute of limitations that may be extended.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Interest Owner’s Costs. Interest Owners shall be responsible for all transfer, recordation, sales, use, income, bulk transfer taxes or like taxes in connection with the sale of the Interests hereunder and for all sales and use, hotel occupancy and other taxes of the Company or the Hotel for the period prior to Closing. Interest Owners shall be responsible for all costs related to the termination of the Existing Management Agreement and the Existing Franchise Agreement. Interest Owners shall also be responsible for the costs and expenses of their and the Company’s attorneys, accountants, appraisers and other professionals, consultants and representatives. Interest Owners shall also be responsible for payment of all prepayment penalties, premiums and other charges or amounts payable in connection with the pay-off of any Property Liens encumbering the Property. Interest Owners shall be responsible for all Pre-Opening Costs as provided in Section 8.15.

11.2 Buyer’s Costs. In connection with the purchase of the Interests contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV. Buyer shall be responsible for costs related to the execution of the New Franchise Agreement. Buyer shall also be responsible for the costs incurred after the Effective Time as provided in Section 12.1.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties of income and expenses related to the Property shall be made as of the Effective Time, with the income and expenses accrued prior to the Effective Time being allocated to the Interest Owners and the income and expenses accruing on and after the Effective Time being allocated to Buyer, as if the Contemplated Transactions were a transfer of the Hotel rather than a transfer of the Interests, all as set forth below. Subject to the foregoing and except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with the Uniform System of Accounts for the Lodging Industry (9th Revised Edition) published by the American Hotel & Lodging Association.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Effective Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Effective Time for services prior thereto, which charges shall be allocated to the Interest Owners. Charges accruing after the Effective Time shall be allocated to Buyer.

(c) Accounts. The Interest Owners shall be entitled to retain the Hotel’s working capital account, if any, and to withdraw all funds contained therein as of the Effective Time. The Interest Owners shall receive a credit in the amount of the aggregate balance as of the Effective Time in the FF&E reserve account and similar accounts, if any, and utility deposits, petty cash and cash in registers, all of which shall remain with the Company after the Closing. All other accounts, reserves and escrows, if any, held by the Company or any other Person on the Company’s behalf shall remain the property of the Company and be credited to Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(d) Advance Deposits. All income generated by the Hotel, including receipts from guest room or suite rentals, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or services, whether attributable to the period before the Effective Time or to the period after the Effective Time, shall be credited to Buyer.

(e) Accounts Payable. Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to the Company or the Property for the periods prior to the Effective Time shall be allocated to the Interest Owners, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to the Interest Owners at Closing.

(f) Other Costs. All other costs attributable to the period before the Effective Time, including the cost of property and liability insurance and all Pre-Opening Costs, shall be allocated to the Interest Owners, and all costs attributable to the period after the Effective Time shall be allocated to Buyer.

12.2 Reconciliation and Final Payment. The Interest Owners and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the sale of the Interests to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by the Interest Owners. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) the Company receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, the Interest Owners shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the sale of the Interests to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to the Company of its election within twenty (20) days after the date the Interest Owners have delivered to Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, all insurance proceeds or condemnation awards which the Company has received as a result of the same, plus an amount equal to the insurance deductible shall be paid or credited to Buyer, and all insurance proceeds and condemnation awards payable as a result of the same shall be paid or credited to Buyer, in which event the Closing shall occur without replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, the Property shall be repaired and restored to its condition immediately prior to such damage or casualty, and all excess insurance proceeds shall be credited to Buyer.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from the Company (provided no notice shall extend the time for Closing), then at the election of a majority of the Interest Owners by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Interest Owners as the sole and exclusive remedy of the Interest Owners and the Company hereunder, as liquidated damages for Buyer’s default or failure to close, and both Buyer and the Interest Owners shall thereupon be released from all obligations hereunder.

14.2 Interest Owner/Company Default. If any Interest Owner or (before the Closing) the Company defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to the Company delivered at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and the Interest Owners shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to the Company delivered at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the Interest Owners and/or the Company for damages, specific performance and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or the Interest Owners to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Seven Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Justin G. Knight, President Fax No.: (804) 727-6350

with a copy to:	Apple Seven Hospitality Ownership, Inc.
814 East Main Street Richmond, Virginia 23219 Attention: Legal Dept.
Fax No.: (804) 727-6349

If to the Company,	Managing Member or President identified in Item 2(c) of
the Interest Owners:	Schedule 1
c/o Larry Blumberg & Associates, Inc.
2733 Ross Clark Circle
P.O. Box 5566, Dothan, Alabama 36302
Attn: Barry Kraselsky
Fax No.: (334) 671-1356

with a copy to:	Johnston, Hinesley, Flowers, Clenney & Turner, P.C.
Post Office Box 2246 (36302) 291 North Oates Street Dothan, Alabama 36303
Attn: William W. Hinesley
Fax No.: (334) 793-6603

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by the parties hereto.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, none of Buyer, any Interest Owner or the Company shall disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to those Persons necessary for a party to meet its obligations hereunder, including their respective legal counsel, consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and the Company agree in writing and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and the Company shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on the Interest Owners or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 Master Purchase Agreement. Notwithstanding anything contained in this Contract to the contrary, all of the representations, warranties and covenants contained in this Agreement shall be subject to the terms and conditions of the Master Purchase Agreement to the extent applicable thereto. In the event of any conflict between the provisions of this Contract and the Master Purchase Agreement, the provisions of the Master Purchase Agreement shall control.

16.12 Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and the Interest Owners, Buyer and the Interest Owners shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If any Interest Owner consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of such Interest Owner under this Contract.

ARTICLE XVII

SUPPLEMENTAL PROVISIONS

All of the terms, conditions, representations, warranties, covenants and other provisions, if any, set forth in the supplemental provisions attached hereto as Schedule 2 (the “Supplemental Provisions”) are hereby incorporated into this Contract and shall be considered a part hereof. In the event of any conflict or inconsistency between the Supplemental Provisions and the other provisions of this Contract, the Supplemental Provisions shall control.

1

Purchase Contract Schedule 1 – Hotel Specific Data

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the parties hereto.

INTEREST OWNERS:

/s/ Larry G. Blumberg
Larry G. Blumberg

WATSON & DOWNS INVESTMENTS, L.L.C., an Alabama limited liability company

By:	/s/ John H. Watson
John H. Watson, a Manager

/s/ Richard Blumberg
Richard Blumberg

/s/ Robert Hayne Hollis III
Robert Hayne Hollis III

/s/ Barry Kraselsky
Barry Kraselsky

/s/ Helen B. Lifland

By:	/s/ Larry G. Blumberg
Its:	Attorney-in-Fact
Helen B. Lifland

/s/ Elizabeth B. Donroe

By:	/s/ Larry G. Blumberg
Its:	Attorney-in-Fact
Elizabeth B. Donroe

/s/ Melissa L. Blumberg

By:	/s/ Larry G. Blumberg
Its:	Attorney-in-Fact
Melissa L. Blumberg

2

Purchase Contract Schedule 1 – Hotel Specific Data

/s/ Steve Becker

By:	/s/ Larry G. Blumberg
Its:	Attorney-in-Fact
Steve Becker

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin Knight

3

Purchase Contract Schedule 1 – Hotel Specific Data

SCHEDULE 1

HOTEL SPECIFIC DATA

1.	Date of Purchase Contract: September 27, 2006

2.	Interest Owners:

(a)

Interest Owner:	Percentage Interest:	Tax ID Number:
Larry Blumberg	25.0%
Robert Hayne Hollis, III	25.0%
Watson & Downs Investments, LLC	25.0%
Barry Kraselsky	20.0%
Richard Blumberg	1.0%
Helen B. Lifland	1.0%
Elizabeth B. Donroe	1.0%
Melissa L. Blumberg	1.0%
Steve Becker	1.0%

(b)	Company: Sunbelt – CTR, L.L.C., an Alabama Limited Liability Company

3.	Description of Hotel:

(a)	Name/Identification of Hotel: Courtyard by Marriott Trussville

(b)	Number of Rooms: 84

(c)	Other Improvements/Amenities: 1,134 sq. ft. aggregate meeting room/board room space; outdoor swimming pool/spa, exercise room, business center, market, restaurant/lounge; wired-in high speed internet, refrigerators & microwaves in all rooms

4.	Hotel Brand/Franchise: Courtyard by Marriott

5.	Manager and Management Agreement: Management Agreement between Sunbelt – CTR, L.L.C. and LBAM – Investor Group, L.L.C. dated July 31, 2006

6.	Franchisor and Franchise Agreement: Franchise Agreement between Marriott International, Inc. and Sunbelt – CTR, L.L.C. dated April 20, 2006

1

Purchase Contract Schedule 1 – Hotel Specific Data

7.	Purchase Price: Nine Million Five Hundred Ten Thousand One Hundred Four Dollars ($9,510,104), allocated as follows:

(a)	Land:	$ 840,000.00

(b)	Building:	$7,617,368.98

(c)	Furniture, Fixtures & Equipment:	$1,052,735.02

Total Purchase Price:		$9,510,104

8.	Interest Owners’ Tax Identification Numbers:

(a) Federal:	20-3578784

(b) State:	N/A

9.	Construction Commencement Date: September, 2006

10.	Substantial Completion Date: July 25, 2007

11.	Architect: Waid Parrish & Associates, Inc.

P.O. Box 1113

Dothan, AL 36302

12.	Contractor: Hollis & Spann, Inc.

P.O. Box 1530

Dothan, AL 36302

13.	End of Review Period: [For all Properties: 30 days after the date of this Contract.]

14.	Construction Budget: $7,066,000

2

Purchase Contract Schedule 1 – Hotel Specific Data

SCHEDULE 2

SUPPLEMENTAL PROVISIONS

1

Purchase Contract Schedule 2 – Supplemental Provisions

EXHIBIT A

LEGAL DESCRIPTION

Lot 13 A, according to a Resurvey of Lot 13, Pinnacle at Tutwiler Farm – Phase I, as recorded in Map Book 221, Page 41, in the Probate Office of Jefferson County, Alabama.

Purchase Contract Exhibit A – Legal Description

EXHIBIT B

(Intentionally Omitted)

Purchase Contract Exhibit B – List of FF&E

EXHIBIT C

EXISTING CONTRACTS AND LICENSES

None

Purchase Contract Exhibit C – List of Hotel Contracts

EXHIBIT D

CONSENTS AND APPROVALS

Franchisor – Marriott International, Inc.

EXHIBIT E

ENVIRONMENTAL REPORTS

See Attached

[Signatures Begin on Following Page]

EXHIBIT F

(Intentionally Omitted)

EXHIBIT G

(Intentionally Omitted)

EXHIBIT H

CONSTRUCTION WARRANTY